An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated _________2020

Livewire Ergogenics, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

http://www.livewireergogenics.com/

1600 N Kraemer Blvd.

Anaheim, CA 92806

714-740-5144

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

2060	26-1212244
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 200,000,000 Shares

This is a public offering of up to $2,000,000 in shares of Common Stock of Livewire Ergogenics, Inc. at a fixed price between $0.01 and $0.02, to be determined upon qualification for a maximum of 200,000,000 or 100,000,000 shares respectively.

The offering price will be a fixed price between $0.01and $0.02, to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “LVVV” and the closing price of our Common Stock on March 6, 2020 was $0.004. Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

1	Page

LIVEWIRE ERGOGENICS, Inc.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash	$27,948	$112,895
Accounts receivable	-	-
Prepaid expense and other current assets	20,040	-
Total current assets	47,988	112,895

Fixed assets, net	745,022	-
Licenses	590,000	-
Investments	369,000	-

Total assets	$1,752,010	$112,895

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$349,646	$249,042
Stock payable	230,400	147,500
Convertible notes, net of unamortized discounts	218,250	243,250
Notes payable	951,074	296,500
Notes payable - related party	196,341	196,341
Total current liabilities	1,945,711	1,132,633

Total liabilities	1,945,711	1,132,633

Stockholders’ deficit
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; 32,895 and 32,895 shares issued and outstanding as of December 31, 2018 and 2017, respectively	-	-
Common stock; $0.0001 par value; 1,500,000,000 shares authorized; 1,085,270,218 and 682,728,876 shares issued and outstanding as of December 31, 2018 and 2017, respectively	108,529	68,272
Additional paid-in capital	21,306,608	8,927,964
Accumulated earnings (deficit)	(21,608,838)	(10,015,974)
Total stockholders’ deficit	(193,701)	(1,019,738)

Total liabilities and stockholders’ deficit	$1,752,010	$112,895

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LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited)

	For the Years Ended
	December 31, 2018	December 31, 2017
Cash Flows from Operating Activities
Net loss	$(11,592,864)	$(1,199,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	7,129,551	599,500
Stock issued for legal settlement	2,727,800	-
Non-cash interest expense	-	420,000
Depreciation and amortization	117,874	-
Gain on change in derivative liability	-	(41,800)
Loss on settlement of debt	52,100	-
Amortization of debt discount	603,071	-
Changes in assets and liabilities
(Increase) decrease in prepaid expenses and other current assets	-	-
Increase in accounts payable	100,604	46,951
	(861,861)	(174,734)
Cash Flows from investing
Purchase of fixed assets	(385,296)	-
Purchase of land	(100,000)	-
Purchase of investments	(25,000)	-
Net Cash used in investing activities	(510,296)	-

Cash Flows from Financing Activities
Payments on promissory notes	(403,500)	-
Proceeds from promissory notes	1,048,250	45,000
Payments on convertible debt	(25,000)	-
Issuance of common stock on stock payable	(130,000)	-
Proceeds from issuance of common stock	727,500	242,600
	1,217,250	287,600

Net increase (decrease) in Cash	(154,907)	112,866

Beginning cash balance	112,895	29

Ending cash balance	$(42,012)	$112,895

Supplemental disclosure of cash flow information
Cash paid for interest	$49,750	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Stock issued to promissory notes	$35,600	$-
Stock issued for investments	$244,000	$-
Stock issued for license agreement	$590,000	$-
Stock issued for fixed assets	$477,600	$-
Stock issued to settle debts	$37,500	$-

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LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Years Ended
	December 31, 2018	December 31, 2017

Revenues, net	$35,709	$-

Cost of revenues	60,042	-

Gross profit	(24,333)	-

Operating expenses
Professional fees	504,356	698,359
Stock based consulting expense	7,129,551	-
General and administrative expenses	289,036	69,915
Depreciation and amortization	117,874	-
Total operating expenses	8,040,817	768,274

Other income (expense)
Gain on change in derivative liability	-	41,800
Loss on settlement of debt	(52,100)	-
Stock based legal settlement expense	(2,727,800)	-
Interest expense	(747,814)	(474,451)
Total other income (expense)	(3,527,714)	(432,651)

Loss from Continuing operations	(11,592,864)	(1,200,925)

Discontinued operations
Net income from discontinued operations	-	1,540

Net loss	$(11,592,864)	$(1,199,385)

Basic loss per common share	$(0.01)	$(0.00)

Basic weighted average common shares outstanding	952,712,931	682,728,876

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LIVEWIRE ERGOGENICS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(unaudited)

For the Years Ended December 31, 2017 and 2018

	Preferred Stock - B		Preferred Stock - C		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2016	32,820	-	75	-	526,124,093	52,612	7,716,390	(8,816,589)	(1,047,587)
Shares issued for cash	-	-	-	-	77,884,783	7,788	87,312	-	95,100
Shares issued for conversion of notes payable	-	-	-	-	36,220,000	3,622	40,018	-	43,640
Shares issued for services	-	-	-	-	27,500,000	2,750	596,750	-	599,500
Shares issued for interest expense	-	-	-	-	15,000,000	1,500	418,500	-	420,000
Settlement of derivative liability	-	-	-	-	-	-	68,991	-	68,991
Net loss	-	-	-	-	-	-	-	(1,199,385)	(1,199,385)
Balance, December 31, 2017	32,820	$-	75	$-	682,728,876	$68,272	$8,927,961	$(10,015,974)	(1,019,741)
Shares issued for cash	-	-	-	-	65,421,044	6,541	720,959	-	727,500
Shares issued for fixed assets	-	-	-	-	24,000,000	2,400	475,200	-	477,600
Shares issued for services					217,200,000	21,724	7,125,330	-	7,147,054
Shares issued for settlement of debt	-	-	-	-	1,000,000	100	35,600	-	35,700
Shares issued for license agreement					10,000,000	1,000	589,000	-	590,000
Shares issued for legal settlement	-	-	-	-	59,300,000	5,930	2,721,870	-	2,727,800
Commitment shares issued with debt	-	-	-	-	20,620,298	2,062	467,188	-	469,250
Shares issued for investments	-	-	-	-	5,000,000	500	243,500	-	244,000
Net loss	-	-	-	-	-	-	-	(11,592,864)	(11,592,864)
Balance, December 31, 2018	32,820	-	75	-	1,085,270,218	108,529	21,306,608	(21,608,838)	(193,701)

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Notes to Unaudited Financial Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis should be read in conjunction with our consolidated financial statements. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. LiveWire has been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. The Company is focused on specialty real estate acquisitions, licensing and operation of fully compliant turnkey production facilities for cannabis cloning, nursery and extraction operations.

The Company is also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The resulting advanced product development and subsequent commercialization will take advantage of a rapidly growing and maturing, further legalized cannabis industry, accelerated by advancing legalization in California and the country. The company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale

The Company currently operates under a permit for the cultivation of its products in Coachella, California, a Statewide distribution license from the Bureau of Cannabis Control California and a Minor Use Permit for its location in Paso Robles via its wholly owned subsidiary GHC Ventures. The Company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act. The Company is planning to strategically align itself and/or acquire carefully selected cannabis operators and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate. LiveWire Ergogenics pursues a unique business model acquiring and operating fully compliant nursery and clone facilities, extraction operations to manufacture high-quality products targeted at growers and large sellers in the industry to become a fully vertically integrated company that will satisfy the fast-growing demand in the California cannabis market and to expand its operations nationwide as soon as Federal legislation permits.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Accounts Receivable – We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent loss history and an overall assessment of past due trade accounts receivable outstanding.

Inventories – Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand, production availability and/or our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market and economic conditions or other factors that may result in cancellations of advance orders or reductions in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Long-Lived Assets – Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived identifiable intangible assets, for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

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Revenue Recognition – We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Generally, ownership of and title to our products pass to customers upon delivery of the products to customers. Net sales have been determined after deduction of promotional and other allowances in accordance with ASC 605-50. Amounts received pursuant to new and/or amended distribution agreements entered into with certain distributors, relating to the costs associated with terminating our prior distributors, are accounted for as revenue ratably over the anticipated life of the respective distribution agreement, generally 20 years. Management believes that adequate provision has been made for cash discounts, returns and spoilage based on our historical experience.

Cost of Sales – Cost of sales consists of the costs of raw materials utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, as well as certain internal transfer costs, warehouse expenses incurred prior to the manufacture of our finished products and certain quality control costs. Raw materials account for the largest portion of the cost of sales.

Operating Expenses – Operating expenses include selling expenses such as distribution expenses to transport products to customers and warehousing expenses after manufacture, as well as expenses for advertising, commissions and other marketing expenses. Operating expenses also include payroll costs, travel costs, professional service fees including legal fees, entertainment, insurance, postage, depreciation and other general and administrative costs.

Income Taxes – We utilize the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances, we consider projected future taxable income and the availability of tax planning strategies. If in the future we determine that we would not be able to realize our recorded deferred tax assets, an increase in the valuation allowance would be recorded, decreasing earnings in the period in which such determination is made.

We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, we have recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Derivative Liabilities - The Company assessed the classification of its derivative financial instruments as of December 31, 2018, which consist of Convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Fair Value of Financial Instruments - The Company has adopted FASB ASC 820-Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

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ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction Between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of December 31, 2017, with the exception of its convertible notes payable and derivative liability. The carrying amounts of these liabilities at December 31, 2017 approximate their respective fair value based on the Company’s incremental borrowing rate.

Cash is considered to be highly liquid and easily tradable as of December 31, 2017 and therefore classified as Level 1 within our fair value hierarchy.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

Convertible Instruments - The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as the Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not Be Bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments. Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 81540 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Results of Operation

During the year ended December 31, 2018 and 2017, we incurred net losses of 11,592,864 and $1,199,385, respectively.

Comparison of the results of operations for the year ended December 31, 2018 and 2017 Sales. During the years ended December 31, 2018 and 2017, sales of our products amounted to $35,709 and $0.00, respectively. The Company’s newly formed subsidiary received State licenses for distribution and nursery in late 2018. Therefore, no significant sales or management fees were recorded in 2018.

Discontinued Operations. During 2017 and 2018, the Company settled all remaining operations related to its edible sales activities. As a consequence of the disposition, the operating results and the assets and liabilities of the discontinued operations, which formerly comprised the sales and marketing operations, are presented separately in the Company’s financial statements. Summarized financial information for the discontinued sales business is shown below. Prior period balances have been reclassified to present the operations of the sales business as a discontinued operation. For the periods we have recorded net income from discontinued operations of $1,540 and $0 for 2017 and 2018 respectively.

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Gross (Loss) Profit. For the fiscal year ended December 31, 2018, our gross loss was $11,592,864 compared to a gross loss of $1,199,385 for the fiscal year ended December 31, 2017. The increase in gross loss is attributed to stock-based compensation. The company issued a total of 217,200,000 shares of its restricted common stock to its CEO, President, Directors and Consultants valued at $7,125,330.

Costs and Expenses

General and Administrative. During the year ended December 31, 2018, general and administrative expenses amounted to $289,040, as compared to $69,915 in the year ended December 31, 2017, an increase of $219,125 or 313%. The increase in general and administrative expenses was due to the increase in the use of outside contractors for development of its Coachella property.

Professional Fees. During the years ended December 31, 2018 and 2017, Professional Fees totaled $504,356 and $698,359 respectively. The decrease is primarily due to less use of outside contractors.

Interest expense. During the year ended December 31, 2018 interest expense increased to $747,814 from $$420,000 during the year ended December 31, 2017. The primary reason for the increase is due to short term loan instruments.

Gain on change in fair value of derivative liability. As described in our accompanying consolidated financial statements, we issued convertible notes with certain conversion features that have certain reset provisions. All of which, we are required to bifurcate from the host financial instrument and mark to market each reporting period. We recorded the initial fair value of the reset provision as a liability with an offset to equity or debt discount and subsequently mark to market the reset provision liability at each reporting cycle.

For the year ended December 31, 2018, we recorded an increase of $0 in change in fair value of the derivative liability including initial non-cash interest as compared to a gain of $ 41,800 for the year ended December 31, 2017. Also, the Company recorded a loss on settlement of debt of $52,100 during the year ended December 31, 2018 as compared to $0,00 in 2017.

Going Concern

The Company’s consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have an accumulated deficit of $21,608,838 and our current liabilities exceeded our current assets by $193,701 as of December 31, 2018. We may require additional funding to sustain our operations and satisfy our contractual obligations for our planned operations. Our ability to establish the Company as a going concern is may be dependent upon our ability to obtain additional funding in order to finance our planned operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

5) Issuer’s Business, Products and Services

LiveWire Ergogenics, Inc. was originally formed as MC2, LLC (“LVWR”) was organized under the laws of the State of California on January 7, 2008 as a limited liability company. LVWR was formed for the purpose of developing and marketing consumable energy supplements. LVWR adopted December 31 as the fiscal year end.

On June 30, 2011, LVWR, together with its members, entered into a purchase agreement (the “Purchase Agreement”), for a share exchange with SF Blu Vu, Inc., (“SF Blu”), a public Nevada shell corporation. SF Blu Vu Inc. was formed in Nevada on October 9, 2007 under the name Semper Flowers, Inc. On May 15, 2009, Semper Flowers, Inc. changed its name to SF Blu Vu, Inc. The Purchase Agreement was ultimately completed on August 31, 2011. Under the terms of the Purchase Agreement, SF Blu issued 36,000,000 (30,000,000 shares pre stock split of 1 (one) additional share for every five shares held) of their common shares for 100% of the members’ interest in LVWR. Subsequent to the Purchase Agreement, the members of LVWR owned 60% of common shares of SF Blu, effectively obtaining operational and management control of SFBlu. For accounting purposes, the transaction has been accounted for as a reverse acquisition under the purchase method of business combinations, and accordingly the transaction has been treated as a recapitalization of LVWR, the accounting acquirer in this transaction, with SF Blu (the shell) as the legal acquirer.

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Subsequent to the Purchase Agreement being completed, SF Blu as the legal acquirer and surviving company, together with their Controlling stockholders from LVWR changed the name of SF Blu to LiveWire Ergogenics. (“LiveWire”) on September 20, 2011. Hereafter, SF Blu, LVWR, or LiveWire are referred to as the “Company”, unless specific reference is made to an individual entity.

LiveWire has been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. The Company is focused on specialty real estate acquisitions, licensing and management of fully compliant turnkey production facilities for cannabis cloning, nursery and extraction operations. The Company is also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The resulting advanced product development and subsequent commercialization will take advantage of a rapidly growing and maturing, further legalized cannabis industry, accelerated by advancing legalization in California and the country. The company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

The Company currently operates under a permit for the cultivation of its products in Coachella, California, a Statewide distribution license from the Bureau of Cannabis Control California and a Minor Use Permit for its location in Paso Robles via and does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act. The Company is planning to strategically align itself and/or acquire carefully selected cannabis operators and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate. LiveWire Ergogenics pursues a unique business model acquiring and operating fully compliant nursery and clone facilities, extraction operations to manufacture high-quality products targeted at growers and large sellers in the industry that will satisfy the fast-growing demand in the California cannabis market and to expand its operations nationwide as soon as Federal legislation permits.

During 2017 the Company has discontinued operations for the sale of its edibles and began focusing on the implementation of its revised and expanded business plan.

GHC Ventures, LLC is a California Limited Liability Company that is engaged in California state licensed cannabis nursery and distribution services. GHC currently holds two state licenses in Coachella, CA and one local area permit for nursery operations in Paso Robles, CA and will be submitting for Sate approval second quarter of 2019.

LiveWire Ergogenics, Inc., together with its subsidiaries specializes in identifying and monetizing current and future trends in the health and wellness industry, including the acquisition, design and management of real estate properties for legal, fully controlled and self-contained cannabis operations. These operations include the development and licensing of high-quality cannabinoid-based products and services, the cloning of cannabis strains to produce positive medicinal results and the dosing verification of zero pesticide products via the Company’s “7X-Pure Dosage and Verification System”. The Company is also entering into select research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations, for human and veterinarian applications.

The company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate.

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6) Issuer’s Facilities

The Company leases space at the following location:

LiveWire Ergogenics, Inc.

1600 N Kraemer Boulevard

Anaheim, CA

Chief Executive Officer, Bill Hodson and the Chief Operating Officer, Cliff Rusin work full-time at this location. This 1,500-square foot space serves as our headquarters and order processing and fulfillment facility. It has extensive office space and large available warehouse areas. This is a month-to-month lease at $1,500 per month. Part-time employees are used from time-to-time to satisfy order processing requirement. This facility allows us to dynamically expand operations and add personnel as necessary in the future. Further, on an as needed basis, additional sales and business development efforts are performed by independent consultants located throughout the country.

In the second quarter of 2018, the company entered into a lease agreement for approximately 1500 square feet in Coachella, California. The company’s permits issued by the City of Coachella through its subsidiary GHC Ventures for Nursery, Cultivation and Distribution, are attached to the Coachella property. This is an annual lease at $7,500 per month.

In the third quarter of 2018, the company agreed to a lease for approximately 25,000 square feet located at 655 Almond Drive, Paso Robles, CA. The lease is for the Company’s subsidiary GHC Ventures operation for its recently granted Minor Use Permit for Cannabis Nursery Cultivation. The lease will commence second quarter of 2019.

Operated by LiveWire’s subsidiary GHC Ventures, the cultivation facilities at Coachella will be hosting several forty (40) foot high-tech and self-contained Production PODs equipped with dedicated air conditioning and decontamination units and will be used for the cloning and cultivation of mom and teen plants to produce proprietary, high-quality and pesticide-free cannabis strains. GHC Ventures has obtained the cultivation and distribution permits required for the legal operation of its services.

As such, these PODs are key elements of the Company’s high-quality and clean room production and business strategy. To ensure the highest quality production and warehousing, the proprietary cloning operation will be operated in a separate and secure area of the Coachella facility, producing select strains for its clients participating in the Company’s exclusive cloning program. This space will enable the Company to expand its secure clone and genetics Vault and provide more opportunities to develop the cannabis strains which are crucial to capturing market share. LiveWire is developing its “7X Pure Dosing and Verification” testing system that it plans to provide to the entire industry eventually.

7) Officers, Directors, and Control Persons

We currently have 3 full-time employees and several consultants who are based in California. These employees oversee day-to-day operations of the Company in Anaheim, Coachella and Paso Robles and, with the consultants, support management, engineering, manufacturing, and administration

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	Orange, CA	54,629,000	Comm	5%
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	Orange, CA	75	Preferred C	100%
Cliff Rusin	President	Newport Beach, CA	90,625,000	Common	8%
William Riley	Director	Las Vegas, NV	0	n/a	n/a
Michael Corrigan	Director	Carlsbad, CA	0	n/a	n/a

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8) Legal/Disciplinary History

A.	Please identify whether any of the persons listed above have, in the past 10 years, been the subject of:

1.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

No

2.	The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

No

3.	A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

No

4.	The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

No

B.	On May 3, 2018, American E Group LLC filed a complaint against LiveWire Ergogenics Inc. for payment of a Convertible Note of $30,000 from November 2015 in the Superior Court of New York. The Company intends to defend the claim rigorously and has hired New York counsel. On June 8, 2018 the Company’s counsel has filed a motion to dismiss the Complaint and all claims with prejudice and extend further relief to the Company. The Motion has been fully submitted and the Company is waiting for a decision from the Court. In addition, a counterclaim has been filed by the Company and we are currently expecting a decision by the court.

9) Third Party Providers

Please provide the name, address, telephone number and email address of each of the following outside providers:

Securities Counsel

Name:	Michael Corrigan, Esq.
Firm:	Corrigan Law
Address 1:	10525 Vista Sorrento Pkwy, #200
Address 2:	San Diego, CA 92121
Phone:	619-535-1100
Email:	mike@corriganlaw.net

Accountant or Auditor

Name:	Zach Bradford,
Firm:	BLUECHIP ACCOUNTING, LLC
Address 1:
Address 2:	Henderson,
Phone:	702.625.6406
Email:	zach@consultbc.com

Investor Relations Consultant

Name:	Brian Barnes
Firm:	Equinet, LLC
Address 1:	550 West “C” Street, Ste. 2040
Address 2:	San Diego, CA 92101
Phone:	877-964-6463
Email:	Brian@Equinet.us

Consulting Services

Name:	Rainer Poertner
Firm:	Alliance Consulting
Nature of Services:	Business Consulting
Address 1:	4712 Admiralty Way, #173
Address 2:	Marina del Rey, CA 90292
Phone:	442.287.5059
Email:	rpoertner@dynamicmarketconcepts.com

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10) Issuer Certification

I, Bill Hodson certify that:

1. I have reviewed this Annual Disclosure Statement of Livewire Ergogenics, Inc.;

2. Based on my knowledge, this disclosure statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this disclosure statement; and

3. Based on my knowledge, the financial statements, and other financial information included or incorporated by reference in this disclosure statement, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for the periods presented in this disclosure statement.

Dated: April 15, 2019

By:	/s/ Bill J. Hodson
Chief Executive Officer
Chief Accounting Officer

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LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash	$5,321	27,948
Accounts Receivable	30,000	-
Installment receivable	360,000	-
Prepaid expense and other current assets	493,629	20,040
Total current assets	888,950	47,988

Fixed assets, net	653,872	745,022
Licenses	602,973	590,000
Investments	935,253	369,000

Total other assets	2,192,098	1,704,022

Total assets	$3,081,048	$1,752,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	475,465	349,646
Convertible notes, net of unamortized discounts	218,250	218,250
Notes payable, net of unamortized discounts	1,651,422	951,074
Notes payable - related party	196,341	196,341
Total current liabilities	2,541,478	1,715,311

Total liabilities	2,541,478	1,715,311

Stockholders’ deficit
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; 32,895 and 32,895 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	-	-
Common stock; $0.0001 par value; 1,500,000,000 shares authorized; 1,126,759,528 and 1,085,270,218 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	112,678	108,529
Stock Payable	1,196,900	230,400
Additional paid-in capital	22,129,394	21,306,608
Accumulated earnings (deficit)	(22,769,979)	(21,608,838)
Total stockholders’ deficit	668,993	36,699
Non-controlling interest	(129,423)	-
Total stockholders deficit to shareholders	539,570	36,699

Total liabilities and stockholders’ equity	$3,081,048	$1,752,010

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LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
Cash Flows from Operating Activities
Net loss	$(1,278,924)	$(9,735,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	596,535	5,718,100
Stock issued for legal settlement	-	2,727,800
Loss on settlement of debt	-	35,700
Depreciation and amortization	102,350	83,711
Amortization of debt discount	566,181	199,010
Changes in assets and liabilities
(Increase) decrease in prepaid expenses and other current assets	(485,229)	(7,500)
(Increase) decrease in accounts receivable	(30,000)	-
Increase in installment receivable	(360,000)	-
Increase in stock payable	147,000	(147,500)
Increase (Decrease) in accounts payable	125,819	13,369
Net cash used in operating activities	(616,268)	(1,112,600)

Cash Flows from investing
Purchase of investments	-	(25,000)
Purchase of land	(566,253)	(100,000)
Investments in licensing	(12,973)	-
Purchase of fixed assets	(11,200)	(385,296)
Net cash used in investing activities	(590,426)	(510,296)

Cash Flows from Financing Activities
Payments on promissory notes	(145,933)	(37,500)
Proceeds from promissory notes	1,300,000	885,250
Payments on convertible debt	-	(25,000)
Proceeds from issuance of common stock	30,000	692,500
Net cash from financing activities	1,184,067	1,515,250

Net increase (decrease) in Cash	(22,627)	(107,646)

Beginning cash balance	27,948	112,895

Ending cash balance	$5,321	$5,249

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

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LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Revenue	$184,200	$17,790	$603,382	$34,534

Cost of goods sold	6,960	44,909	387,060	53,278

Gross profit	177,240	(27,119)	216,322	(18,744)

Operating expenses
Professional fees	44,601	107,559	182,921	419,020
Stock based consulting expense	91,000	1,244,503	596,535	5,718,100
General and administrative expenses	130,952	80,396	343,085	228,955
Depreciation and amortization	34,666	34,163	102,350	83,711
Total operating expenses	301,219	1,466,621	1,224,891	6,449,786

Other income (expense)
Loss on debt settlement	-	-	-	(35,700)
Stock based legal settlement expense	-	-	-	(2,727,800)
Gain (loss) on sale of investment shares	400,000	-	400,000	-
Interest expense	(225,676)	(223,972)	(670,355)	(503,260)
Total other income (expense)	174,324	(223,972)	(270,355)	(3,266,760)

Net income (loss)	$50,345	$(1,717,712)	$(1,278,924)	$(9,735,290)

Less: Net loss to noncontrolling interest	(44,404)	-	(105,675)	-

Net income (loss) to shareholders	$94,749	$(1,717,712)	$(1,173,249)	$(9,735,290)

Net income (loss) per common share - basic	$0.00	$(0.00)	$(0.00)	$(0.01)

Weighted average number of common shares outstanding	1,121,315,083	965,151,644	1,111,843,228	908,884,842

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Notes to Financial Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis should be read in conjunction with our consolidated financial statements. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. LiveWire has been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. The Company is focused on specialty real estate acquisitions, licensing and management of fully compliant turnkey production facilities for cannabis cloning, nursery and extraction operations.

The Company is also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The resulting advanced product development and subsequent commercialization will take advantage of a rapidly growing, maturing cannabis industry, accelerated by advancing legalization in California and the country. The company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

The Company currently operates under a permit for the cultivation of its products in Coachella, California, a Statewide distribution license from the Bureau of Cannabis Control California and a Minor Use Permit for its location in Paso Robles via its wholly owned subsidiary GHC Ventures. The Company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act. The Company is planning to strategically align itself and/or acquire carefully selected cannabis operators and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate. LiveWire Ergogenics pursues a unique business model acquiring and operating fully compliant nursery and clone facilities, extraction operations to manufacture high-quality products targeted at growers and large sellers in the industry to become a fully vertically integrated company that will satisfy the fast-growing demand in the California cannabis market and to expand its operations nationwide as soon as Federal legislation permits.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Accounts Receivable – We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent loss history and an overall assessment of past due trade accounts receivable outstanding.

Inventories – Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand, production availability and/or our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market and economic conditions or other factors that may result in cancellations of advance orders or reductions in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Long-Lived Assets – Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived identifiable intangible assets, for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

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Revenue Recognition – We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Generally, ownership of and title to our products pass to customers upon delivery of the products to customers. Net sales have been determined after deduction of promotional and other allowances in accordance with ASC 605-50. Amounts received pursuant to new and/or amended distribution agreements entered into with certain distributors, relating to the costs associated with terminating our prior distributors, are accounted for as revenue ratably over the anticipated life of the respective distribution agreement, generally 20 years. Management believes that adequate provision has been made for cash discounts, returns and spoilage based on our historical experience.

Cost of Sales – Cost of sales consists of the costs of raw materials utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, as well as certain internal transfer costs, warehouse expenses incurred prior to the manufacture of our finished products and certain quality control costs. Raw materials account for the largest portion of the cost of sales.

Operating Expenses – Operating expenses include selling expenses such as distribution expenses to transport products to customers and warehousing expenses after manufacture, as well as expenses for advertising, commissions and other marketing expenses. Operating expenses also include payroll costs, travel costs, professional service fees including legal fees, entertainment, insurance, postage, depreciation and other general and administrative costs.

Income Taxes – We utilize the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances, we consider projected future taxable income and the availability of tax planning strategies. If in the future we determine that we would not be able to realize our recorded deferred tax assets, an increase in the valuation allowance would be recorded, decreasing earnings in the period in which such determination is made.

We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, we have recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Derivative Liabilities - The Company assessed the classification of its derivative financial instruments as of December 31, 2019, which consist of Convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Fair Value of Financial Instruments - The Company has adopted FASB ASC 820-Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction Between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little no market data, which require the use of the reporting entity’s own assumptions.

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The Company did not have any Level 2 or Level 3 assets or liabilities as of March 30, 2019, with the exception of its convertible notes payable and derivative liability, if any. The carrying amounts of these liabilities at March 30, 2019 approximate their respective fair value based on the Company’s incremental borrowing rate.

Cash is considered to be highly liquid and easily tradable as of March 30, 2019 and therefore classified as Level 1 within our fair value hierarchy.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

Convertible Instruments - The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as the Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not Be Bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments. Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 81540 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Results of operation for the six-and nine-months period 2019

During the the quarter ended September 30, 2019 and 2018, we incurred net income of $------94,749 and a loss of $1,717,712 respectively, an increase of $1,812,461 in net income. The improvement was mainly caused by significantly reduced operating expenses and by a gain of other income, mainly caused by the sale of investment stock. During the nine months period ending September 30, 2019 we incurred net loss of $1,173,249 compared to $9,735,290 during the same period in 2018 a decrease of $8,562,04. The decrease in loss was mainly driven by the reduction in operating expenses and stock-based consulting expenses.

Comparison of the results of operations for the year ended September 30, 2019 and 2018. During the quarter ended September 30, 2019 and 2018, sales of our products and services increased to $184,200 from $17,790 in the same three-month period in 2018, an increase of $166,410. For the nine months period ending in September 2019 sales increased to $603,382 compared to $34,534 in the same period in 2018, an increase of $568,848. The increase is based on asset and property rental, and our subsidiary GHC Ventures receiving a State licenses for state-wide cannabis operations in late 2018 and has begun to generate increasing revenues in the distribution services division of the business.

Gross Profit. For the quarter ended September 30, 2019, our gross profit increased to $177,240 compared to a gross profit of ($27,119) for the quarter ended September 30, 2018, an increase of $204,359. The increase is based on management’s efforts in streamlining operations and increased activity in the distribution network, entering into more profitable projects in this business sector. For the nine months period ending June 2019 Gross Profit increased to $216,322 from ($18,744) during the same period in 2018, an increase of $235,066.

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Costs and Expenses

General and Administrative. During the quarter ended September 30, 2019, general and administrative expenses amounted to $130,952, as compared to $80,396 in the quarter ended September 30, 2018, an increase of $50,556. In the nine months period ending June 2019 General and Administrative increased to $343,085 compared to $228,955 in the same period in 2018, an increase of $114,130. The increase was due to additional hiring of personnel, especially sales, distribution and research personnel.

Professional Fees. During the quarter ended September 30, 2019 and 2018, Professional Fees totaled $44,601 and $107,559 respectively, a decrease of $61,958. During the same nine months period Professional Fees decreased to $182,921 from $419,020 respectively, a decrease of $236,099, due to the fact that activities for legal in connection with the application for several permits and fees connected with the Paso Robles operation, accounting, consulting and permit fees have been concluded to a large degree in the second quarter of 2019. In addition, required environmental research reports have also been concluded in their majority.

Interest expense. During the quarter ended September 30, 2019 interest expense totaled $225,676 compared to $223,972 during the same quarter in 2018, an increase of $1,704. During the same nine months period interest expense increased from $503,260 to $670,355, an increase of $167,095. The primary reason for the increase is the additional use of short-term loan instruments.

Loans

On July 17, 2019 the Company secured a 10,000 for use as general working capital.

On July 17, 2019 the Company secured a $5,000 loan for use as general working capital.

On October 16, 2019, the Company secured a 100,000 loan for use as general working capital.

Gain on change in fair value of derivative liability. As described in our accompanying consolidated financial statements, we issued convertible notes with certain conversion features that have certain reset provisions. All of which, we are required to bifurcate from the host financial instrument and mark to market each reporting period. We recorded the initial fair value of the reset provision as a liability with an offset to equity or debt discount and subsequently mark to market the reset provision liability at each reporting cycle.

Going Concern

The Company’s consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have an accumulated deficit of $22,769,979 and our current assets of $3,081,048 exceeded our current liabilities of $2,541,478 by $539.570 as of September 30, 2019. We may require additional funding to sustain our operations and satisfy our contractual obligations for our planned operations. Our ability to establish the Company as a going concern is may be dependent upon our ability to obtain additional funding in order to finance our planned operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

5) Issuer’s Business, Products and Services

LiveWire Ergogenics, Inc. was originally formed as MC2, LLC (“LVWR”) was organized under the laws of the State of California on January 7, 2008 as a limited liability company. LVWR was formed for the purpose of developing and marketing consumable energy supplements. LVWR adopted December 31 as the fiscal year end.

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On June 30, 2011, LVWR, together with its members, entered into a purchase agreement (the “Purchase Agreement”), for a share exchange with SF Blu Vu, Inc., (“SF Blu”), a public Nevada shell corporation. SF Blu Vu Inc. was formed in Nevada on October 9, 2007 under the name Semper Flowers, Inc. On May 15, 2009, Semper Flowers, Inc. changed its name to SF Blu Vu, Inc. The Purchase Agreement was ultimately completed on August 31, 2011. Under the terms of the Purchase Agreement, SF Blu issued 36,000,000 (30,000,000 shares pre stock split of 1 (one) additional share for every five shares held) of their common shares for 100% of the members’ interest in LVWR.

Subsequent to the Purchase Agreement, the members of LVWR owned 60% of common shares of SF Blu, effectively obtaining operational and management control of SFBlu. For accounting purposes, the transaction has been accounted for as a reverse acquisition under the purchase method of business combinations, and accordingly the transaction has been treated as a recapitalization of LVWR, the accounting acquirer in this transaction, with SF Blu (the shell) as the legal acquirer.

Subsequent to the Purchase Agreement being completed, SF Blu as the legal acquirer and surviving company, together with their Controlling stockholders from LVWR changed the name of SF Blu to LiveWire Ergogenics. (“LiveWire”) on September 20, 2011. Hereafter, SF Blu, LVWR, or LiveWire are referred to as the “Company”, unless specific reference is made to an individual entity.

LiveWire has been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. The Company is focused on specialty real estate acquisitions, licensing and management of fully compliant turnkey production facilities for cannabis cloning, nursery and extraction operations. The Company is also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The resulting advanced product development and subsequent commercialization will take advantage of a rapidly growing and maturing, further legalized cannabis industry, accelerated by advancing legalization in California and the country. The company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

During 2017 the Company has discontinued operations for the sale of its edibles and began focusing on the implementation of its revised and expanded business plan.

The Company’s subsidiary GHC Ventures currently operates under a permit for the cultivation of its products in Coachella, California, a Statewide distribution license from the Bureau of Cannabis Control California and a Minor Use Permit for its location in Paso Robles and does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act. The Company is planning to strategically align itself and/or acquire carefully selected cannabis operators and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate. LiveWire Ergogenics pursues a unique business model acquiring and operating fully compliant nursery and clone facilities, extraction operations to manufacture high-quality products targeted at growers and large sellers in the industry that will satisfy the fast-growing demand in the California cannabis market and to expand its operations nationwide as soon as Federal legislation permits.

GHC Ventures, LLC is a California Limited Liability Company, a subsidiary of LiveWire is engaged in California state licensed cannabis nursery and distribution services. GHC currently holds two state licenses in Coachella, CA and one local area permit for nursery operations in Paso Robles, CA and will be submitting for Sate approval in the third quarter of 2019.

In May of 2019 Livewire, via a newly formed company Estrella Ranch Partners, LLC purchased a 265-acre ranch facility in Paso Robles to house an advanced virtually integrated and fully permitted cannabis facility.

LiveWire Ergogenics, Inc., together with its subsidiaries and contractual partners specializes in identifying and monetizing current and future trends in the health and wellness industry, including the acquisition, design and management of real estate properties for legal, fully controlled and self-contained cannabis operations. These operations include the development and licensing of high-quality cannabinoid-based products and services, the cloning of cannabis strains to produce positive medicinal results and the dosing verification of zero pesticide products via the Company’s “7X-Pure Dosage and Verification System”. The Company is also entering into select research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations, for human and veterinarian applications.

The company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate.

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6) Issuer’s Facilities

The Company leases space at the following location:

LiveWire Ergogenics, Inc.

1600 N Kraemer Boulevard

Anaheim, CA

Chief Executive Officer, Bill Hodson and the Chief Operating Officer, Cliff Rusin work full-time at this location. This 1,500-square foot space serves as our headquarter. It has extensive office space and large available warehouse areas. This is a month-to-month lease at $1,500 per month. Part-time employees are used from time-to-time to satisfy order processing requirement. This facility allows us to dynamically expand operations and add personnel as necessary in the future. Further, on an as needed basis, additional sales and business development efforts are performed by independent consultants located throughout the country.

In the second quarter of 2018, the company, through its subsidiary GHC Ventures, entered into a lease agreement for approximately 1500 square feet in Coachella, California. The company’s permits issued by the City of Coachella for Nursery, Cultivation and Distribution are attached to the Coachella property. This is an annual lease at $7,500 per month.

Operated by LiveWire’s subsidiary GHC Ventures, the cultivation facilities at Coachella is hosting several forty (40) foot high-tech and self-contained Production PODs equipped with dedicated air conditioning and decontamination units and will be used for the cloning and cultivation of mom and teen plants to produce proprietary, high-quality and pesticide-free cannabis strains. GHC Ventures has obtained the cultivation and distribution permits required for the legal operation of its services.

Livewire is developing its “7X Pure Dosing and Verification” testing system that it plans to provide to the entire industry eventually. Release if the system is planned the fourth quarter of 2019.

In the third quarter of 2018, the company, through its subsidiary GHC Ventures, agreed to a lease for approximately 25,000 square feet located at 655 Almond Drive, Paso Robles, CA. The lease is for the operation for its recently granted Minor Use Permit for Cannabis Nursery Cultivation. The lease commenced during the second quarter of 2019.

7) Officers, Directors, and Control Persons

We currently have 2 full-time employees and several consultants who are based in California. These employees oversee day-to-day operations of the Company in Anaheim, Coachella and Paso Robles and, with the consultants supporting management, engineering, manufacturing, and administration.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	Orange, CA	54,629,000	Comm	5%
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	Orange, CA	75	Preferred C	100%
William Riley	Director	Las Vegas, NV	0	n/a	n/a
Michael Corrigan	Director	Carlsbad, CA	0	n/a	n/a

Note: Cliff Rusin resigned as the President in September 2019. The Company is currently interviewing several candidates for his replacement.

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8) Legal/Disciplinary History

A.	Please identify whether any of the persons listed above have, in the past 10 years, been the subject of:

1.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

No

2.	The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

No

3.	A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

No

4.	The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

No

B.	On May 3, 2018, American E Group LLC (AEG) commenced a lawsuit against the Company in the United States District Court Southern District of New York (Case Number 18-cv-3969). The lawsuit seeks to enforce a promissory note (the “Note”) in the amount of $30,000 that required the Company to issue $50,000 worth of restricted stock to AEG. The Company retained Gusrae Kaplan Nusbaum, PLLC as litigation counsel. Pursuant to the Company’s motion to dismiss the complaint, on October 29, 2018, the Court eliminated the provision of the Note that required the delivery to AEG of $50,000 worth of restricted stock because it violates Section 190.40 of New York’s Penal Law against criminal usury. On December 7, 2018, AEG’s moved to amend its complaint to re-assert its claims seeking Livewire restricted stock that were previously dismissed. By Order dated August 2, 2019, the Court denied AEG motion to amend to the extent it sought to re-assert claims against Livewire seeking the restricted stock. On April 19, 2019, the Company filed amended counterclaims against AEG, which includes a claim for a declaratory judgment that the Note is void and AEG cannot recover any principal or interest on the loan. The Company also filed third party claims against JS Barkats PLLC (“JSB”) and Sunny Barkats (the law firm and lawyer who represented the Company in connection with the Note transaction) alleging: (i) constructive fraud; (ii) breach of fiduciary duty; (iii) breach of implied covenant of good faith and fair dealing (solely against JSB) ; (iv) legal malpractice; and (v) civil conspiracy. The Company also filed third party claims against Elana Hirsch for (i) aiding and abetting breach of fiduciary duty and (ii) civil conspiracy. AEG and related parties have dismissed their counsel numerous times and the Company is exploring further possibilities to dismiss the claim.

9) Third Party Providers

Please provide the name, address, telephone number and email address of each of the following outside providers:

Securities Counsel

Name:	Michael Corrigan, Esq.
Firm:	Corrigan Law
Address 1:	10525 Vista Sorrento Pkwy, #200
Address 2:	San Diego, CA 92121
Phone:	619-535-1100
Email:	mike@corriganlaw.net

Consulting Services

Name:	Rainer Poertner
Firm:	Alliance Consulting
Nature of Services:	Business Consulting
Address 1:	4712 Admiralty Way, #173
Address 2:	Marina del Rey, CA 90292
Phone:	442.287.5059
Email:	rpoertner@dynamicmarketconcepts.com

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10) Issuer Certification

I, Bill Hodson certify that:

1. I have reviewed this Quarterly Disclosure Statement of Livewire Ergogenics, Inc.

2. Based on my knowledge, this disclosure statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this disclosure statement; and

3. Based on my knowledge, the financial statements, and other financial information included or incorporated by reference in this disclosure statement, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for the periods presented in this disclosure statement.

Dated: November 20, 2019

By:	/s/ Bill J. Hodson
Chief Executive Officer
Chief Accounting Office

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to [Company]

Our Company

LiveWire Ergogenics, Inc. (the “Company”, “we”, “our”, “us”, or “LiveWire”) was originally organized on January 7, 2008 under the laws of the State of California on January 7, 2008 as a limited liability company under the name MC2, LLC (“LVWR”). Our major organizational changes since our inception is shown in the timeline below:

(1) On January 7, 2008, MC2, LLC was organized under the laws of the State of California for the express purpose of developing and marketing consumable energy supplements. On September 10, 2017, a decision was made to discontinue the sale of its edibles and focus on running a cannabis cultivation and dispensary business.

(2) On June 30, 2011, LVWR, together with its members, entered into a purchase agreement (the “Purchase Agreement”), for a share exchange with SF Blu Vu, Inc., (“SF Blu”), a public Nevada shell corporation. Under the terms of the Purchase Agreement, SF Blu Vu, Inc. issued 36,000,000 (30,000,000 shares pre stock split of 1 (one) additional share for every five shares held) of their common shares to the members of LVWR in exchange for 100% of the members’ interest in LVWR. Subsequent to the Purchase Agreement, the members of LVWR owned 60% of common shares of SF Blu, effectively obtaining operational and management control of SF Blu Vu. The acquirer, SF Blu Vu Inc., was originally formed in Nevada on October 9, 2007 under the name Semper Flowers, Inc. On May 15, 2009, Semper Flowers, Inc. changed its name to SF Blu Vu, Inc. The Purchase Agreement was treated as a reverse merger and ultimately completed on August 31, 2011.

(3) On September 20, 2011, SF Blu changed its name to LiveWire Ergogenics. (“LiveWire”).

(4) On December 14, 2017, GHC Ventures, LLC (“GHC”) was organized under the laws of the State of California and Livewire acquired a 51% equity stake in GHC. GHC was established to oversee cannabis supply chain and distribution operations with retailers. GHC Ventures, LLC. GHC operates a permitted cannabis facility in Coachella, CA under a minor use permit and has been issued a statewide cannabis distribution license by the California Office of Cannabis Control. GHC also operates a nursery in Paso Robles, CA under a minor use permit.

.

(5) On July 9, 2018, has acquired a minority equity interest in Mojave Jane, LLC (“Mohave”) in an all-stock transaction; with a 12-month option to acquire 100% of the company. Mohave is a licensed and legal manufacturer that uses state of the art CO2 extraction technologies, organic and pesticide free materials and advanced distillation techniques to create an array of products for both recreational and medical cannabis users. Mojave Jane has since then been acquired by High Hampton and accordingly Livewire’s equity position in Mojave Jane has been converted into 376,923 shares of High Hampton (CUSIP 42966X309).

(6) On March 29, 2019, acquired a minority equity stake of 19% in Estrella Ranch Partners, LLC (“Estrella”) under the laws of the State of California and operates as a partially owned subsidiary of and managed LiveWire. Estrella principal business purpose is to first oversee the build-out a 3-acre outdoor cannabis cultivation facility in Paso Robles, California and eventually provide onsite luxury recreational facilities and services. The Company plans to lease to several licensed cannabis operators.

A key part of our strategic plan includes identifying well-operated and properly permitted cannabis operators in our target market; as well as enter into carefully evaluated strategically valuable partnership agreements with qualified third-party operators.

The Company does not sell products that are illegal under the United States Controlled Substance Act. The Company will only work with or own equity positions in companies that are in full compliance with Federal and State laws and have the required permits to operate.

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THE OFFERING

Common Stock we are offering	Maximum offering of 200,000,000 shares at $0.01 per share or 100,000,000 at $0.02 per share
Common Stock outstanding before this Offering	1,197,471,830 Common Stock, par value $0.0001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or Livewire. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

3	Page

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business

General Risks specific to the Cannabis Industry

Operating in a new and legally still turbulent cannabis industry with existing conflicts between Federal and State law may create significant risk for any company operating in the cannabis industry, directly or ancillary. While 33 states (and counting) have now legalized marijuana in some form, marijuana is still an illegal Schedule 1 substance under Federal law. While the Company does not directly produce or sell products that are illegal under California law, the Company is cognizant that that the still existing conflict between State and Federal marijuana laws and regulations may significantly complicate operations and diminish the company’s prospects to reach profitability.

Although California has legalized medical and recreational possession and use of marijuana and State and local authorities have been issuing permits for legal cannabis operations, possession, cultivation, and distribution of marijuana remains a crime under Feral law, In addition, punitive tax and banking laws have until recently remained in place, making it still difficult for cannabis companies to use regular banking channels and the high tax burden can significantly reduce profit margins. Under IRC 280E cannabis companies are prohibited from deducting their ordinary and necessary business expenses, forcing them to contend with higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues, but it can be as high as 45%. This could significantly impede the Company’s capability to determine the future profitability of a marijuana business.

In a historic moment, the House of Representatives officially voted on October 4, 2019, by a vote of 321 to 103 to pass the SAFE Banking Act (H.R. 1595). While the act has not changed the stance of the Federal Government in regard to general decriminalization of cannabis on a Federal level, the Act will allow the cannabis industry to access banking and financial services. The act shields banks and insurers from penalties if they choose to serve state-legal cannabis industries. Under the Act, a federal financial regulator won’t be able to terminate or limit the depository or share insurance of a depository institution or prohibit or penalize financial institutions from providing services to cannabis businesses. The Act also provides protections for ancillary businesses in transactions with cannabis-related businesses. Nevertheless, it may take considerable time until banks will accept applications by cannabis companies to legally open bank accounts.

The Company’s partially owned subsidiary Estrella Ranch Partners, LLC has acquired a large ranch property in Paso Robles, California and has applied for the appropriate permits to operate the ranch as a cannabis /hemp facility. Adjacent to this property the Company, through its partially owned subsidiary GHC Ventures has leased 2 buildings to be used for cannabis cultivation and other cannabis related services. GHC has been issued a minor use permit for the property and a statewide distribution license for the company’s property in Coachella, CA.

4	Page

Nevertheless, these permits do not guarantee a successful implementation of Livewire’s business plan and reliable projections for revenue growth and profitability are difficult to establish with any degree of certainty in an industry that is still developing and laws, rules, regulations and are still continuing to change and differ widely throughout the stat. Additionally, taxation is high and typical accounting principles for the deduction of expenses cannot currently be applied by cannabis companies.

We have a limited operating history upon which investors can evaluate our prospects.

We have a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business. Risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new, and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

We have had only moderate revenues since inception, and we cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses and have had no revenues since our and our predecessor’s inception in 20__. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell our existing and proposed products, of which we can give no assurance. We are unable to determine when we will generate significant revenues, if any, from the sale of any of such products.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2016, we had an accumulated deficit of $13,884,935.

There is substantial doubt on our ability to continue as a going concern.

We have incurred recurring losses from operations and as of September 30, 2019 had an accumulated deficit of $22,769,979. Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. We do not have an established source of funds sufficient to cover operating costs and accordingly, there can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements.

We cannot assure profitability based on our developmental nature.

The Company’s business is speculative and dependent upon the timely implementation of its business model to develop and commercialize current and future products, as well as to identify suitable companies for acquisition or strategic alliances. The Company is unsure that its efforts will be successful or result in revenue or profit. There can be no assurance that the Company will ever earn significant revenues or that investors will not lose their entire investment.

We may not be able to effectively manage growth.

The Company expects its growth to place a substantial strain or its managerial, operation and financial resources. The Company cannot assure that it will be able to effectively manage the expansion of its operations, or that its facilities, systems, procedures or controls will be adequate to support its operations. The Company’s inability to manage future growth effectively would have a material adverse effect on its business, financial condition and results of operations.

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Our management may not be able to control costs in an effective or timely manner.

The Company’s management has used reasonable efforts to assess, predict and control costs and expenses. Implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

The failure to attract and retain key employees could hurt our business.

Our success also depends upon our ability to attract and retain numerous highly qualified employees. Our failure to attract and retain skilled management and employees may prevent or delay us from pursuing certain opportunities. If we fail to successfully hire many management roles, fail to fully integrate new members of our management team, lose the services of key personnel, or fail to attract additional qualified personnel, it will be significantly more difficult for us to achieve our growth strategies and success.

The commercial success of our products is dependent, in part, on factors outside our control.

The commercial success of our products in development is dependent upon unpredictable and volatile factors beyond our control, such as the success of our competitors’ products. Our failure to attract market acceptance and a sustainable competitive advantage over our competitors would materially harm our business.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of distributing or reselling cannabis/hemp-based products for personal use or consumption. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We expect our quarterly financial results to fluctuate.

We expect our net revenue and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

-	Timely financing implementation of our real estate acquisitions
-	Our ability to identify suitable strategic partnerships and successfully capitalize on the market potential of those companies
-	General economic conditions
-	Costs of creating and expanding product lines

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As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

The Offering will be dilutive to our existing investors which may have a negative effect on our stock price.

If this Offering is fully subscribed, we will issue approximately 200,000,000 shares in this Offering. Those shares represent additional shares of our common stock, which would represent an approximate 17.7% increase to our issued and outstanding shares. Such issuance will be dilutive to our investors and may result in substantial downward pressure on our stock price. If our share price falls below the price paid by an Investor, the Investor may not be able to recoup the value of his investment.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We can give no assurance that we will be successful in raising any funds. Additionally, if we are unable to generate sufficient revenues from our operating activities, we may need to raise additional funds through equity offerings or otherwise in order to meet our expected future liquidity requirements, including to introduce our other planned products or to pursue new product opportunities. Any such financing that we undertake will likely be dilutive to current stockholders and you.

We intend to continue to make investments to support our business growth, including real estate or other intellectual property asset creation. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of its common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

The market price of our stock is not reflective of the value of the shares and will likely be volatile.

Our common stock currently is quoted on the OTC Pink Sheets under the trading symbol “LVVV”. The closing price of our stock on the date of these this prospectus was $0.0065, which is not reflective of the fair market value of the stock and should not be considered any indication of the price per share an Investor could obtain by the sale of the Shares. Also, the market for our stock is highly volatile. Trading of securities on the OTC Pink Sheets is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your Shares at your purchase price or at any price at all.

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Risks Related to Our Business and Industry

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

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Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	our issuance of additional securities, including debt or equity or a combination thereof;

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●	announcements of technological innovations or new products by us or our competitors;
●	loss of any strategic relationship;
●	industry developments, including, without limitation, changes in healthcare policies or practices;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 1,500,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 1,193,471,830 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

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Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;
●	our business’ financing plans and the availability of capital;
●	potential growth opportunities available to our business;
●	the risks associated with potential acquisitions by us;
●	the recruitment and retention of our officers and employees;
●	our expected levels of compensation;
●	the effects of competition on our business; and
●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

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USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $1,955,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($488,750), 50% of the Maximum Offering proceeds raised ($977,500), 75% of the Maximum Offering proceeds raised ($1,466,250) and the Maximum Offering proceeds raised of $ $1,955,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised		If 50% of the Offering is Raised		If 75% of the Offering is Raised		If 100% of the Offering is Raised
Net Proceeds	$						$2.000,000
Costs of the Offering	$		$		$		$45,000
Manufacturing and Storage Space Build-Out		$100,000		$200,000		$250,000	$250,000
Equipment		$80,000		$100,000		$150,000	$200,000
Alarm & Security System, Monitoring - Video & Camera System, Computer Systems		$150,000		$150,000		$150,000	$150,000
Direct Costs		$50,000		$80,000		$100,000	$100,000
Initial & General Costs		$50,000		$70,000		$100,000	$150,000
Operating Expenses		$60,000		$60,000		$60,000	$60,000
Marketing & Sales Expenses		$50,000		$100,000		$150,000	$200,000
Salaries & Benefits		$30,000		$50,000		$200,000	$300,000
Working Capital		$		$167,500		$306,250	$545.000
TOTAL		$570,000		$977,500		$1,466,250	$2,000,000

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DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.01 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of January 21, 2020 as it relates to the balance sheet for the period ended September 30, 2019.

	25%	50.0%	75%	100%
Net Value	$1,024,570.00	$1,524,570.00	$2,024,570.00	$2,524,570.00
# Total Shares	1,243,471,830	1,293,471,830	1,343,471,830	1,393,471,830
Net Book Value Per Share	$0.0008	$0.0012	$0.0015	$0.0018
Increase in NBV/Share	$0.0004	$0.0007	$0.0011	$0.0014
Dilution to new shareholders	$0.0092	$0.0088	$0.0085	$0.0082
Percentage Dilution to New	91.76%	88.21%	84.93%	81.88%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.02 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of January 21, 2020 as it relates to the balance sheet for the period ended September 30, 2019.

	25%	50.0%	75%	100%
Net Value	$1,274,570.00	$2,024,570.00	$2,774,570.00	$3,524,570.00
# Total Shares	1,230,971,830	1,268,471,830	1,305,971,830	1,343,471,830
Net Book Value Per Share	$0.0010	$0.0016	$0.0021	$0.0026
Increase in NBV/Share	$0.0006	$0.0011	$0.0017	$0.0022
Dilution to new shareholders	$0.02	$0.02	$0.02	$0.02
Percentage Dilution to New	94.82%	92.02%	89.38%	86.88%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Organizational Overview

We have been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. Our Company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

The Company is focused on specialty real estate acquisitions, licensing, management and operation of fully compliant turnkey production facilities for cannabis cloning, nursery and extraction operations. We are also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The resulting advanced product development and subsequent commercialization will take advantage of a rapidly growing and maturing, further legalized cannabis industry, accelerated by advancing legalization in California and the country. We currently operate under a permit for the cultivation of cannabis products in Coachella, California, through a Statewide distribution license from the Bureau of Cannabis Control California, and a Minor Use Permit for its location in Paso Robles via its wholly owned subsidiary GHC Ventures and have completed and submitted an application for cannabis operations on the Estrella Ranch to the appropriate local authorities through our partially owned subsidiary Estrella Ranch Partners, LLC. We have not sold or distributed any products anywhere that are in violation of the United States Controlled Substance Act.

We are also planning to strategically align with and/or acquire carefully selected cannabis operators that are in complete compliance with Federal and State laws; and have the required permits to operate.

We have no operating history in the cannabis industry, and no history of earnings or profits in this market segment. We are only beginning to establish operations that will allow us to generate positive cash flow from operations. We have no experience in addressing the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the cannabis market.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our consolidated financial statements included in our December 31, 2018 Form 10-K. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

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Long-Lived Assets

Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived identifiable intangible assets, for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Generally, ownership of and title to our products pass to customers upon delivery of the products to customers. Net sales have been determined after deduction of promotional and other allowances in accordance with ASC 605-50. Amounts received pursuant to new and/or amended distribution agreements entered into with certain distributors, relating to the costs associated with terminating our prior distributors, are accounted for as revenue ratably over the anticipated life of the respective distribution agreement, generally 20 years. Management believes that adequate provision has been made for cash discounts, returns and spoilage based on our historical experience.

Accounting for Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using the enacted tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is established when management determines that it is more likely than not that all or some portion of the benefit of the deferred tax asset will not be realized.

Since deferred taxes measure the future tax effects of items recognized in the financial statements, certain estimates and assumptions are required to determine whether it is more likely than not that all or some portion of the benefit of a deferred tax asset will not be realized. In making this assessment, management analyzes and estimates the impact of future taxable income, reversing temporary differences and available tax planning strategies. These assessments are performed quarterly, after considering any new information that might affect the recoverability of our deferred tax assets.

We have significant deferred tax assets consist of net operating loss carryforwards, share-based compensation and intangible asset amortization; all of which have been reduced by a full valuation allowance. Should a change in facts or circumstances lead to a change in judgment about the ultimate ability to realize a deferred tax asset (including our utilization of historical net operating losses and share-based compensation expense), the Company records or adjusts the related valuation allowance in the period that the change in facts or circumstances occurs, along with a corresponding increase or decrease to the income tax provision.

Derivatives

The Company follows the provisions of ASC 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities at each reporting period.

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Share-Based Compensation

We issue share-based compensation awards to employees, directors, an on occasion to non-employees upon which the fair value of awards is subject to significant estimates made by management. The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model (“Black-Scholes model”), which uses the assumptions of no dividend yield, risk free interest rates and expected life (in years) of approximately two (2) to ten (10) years.

Expected volatilities are based on the historical volatility of our common stock. The expected term of options granted is based on analyses of historical employee termination rates and option exercises. The risk-free interest rates are based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant. To the extent historical volatility estimates, risk free interest rates, option terms and forfeiture rates updated for emerging market trends are not indicative of future performance it could differ significantly from management’s judgments and expectations on the fair value of similar share-based awards, resulting in either higher or lower future compensation expense, as applicable. The process of determining fair value of share-based compensation requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Results of Operation

The following is management’s discussion of the relevant items affecting results of operations for the nine months ended September 30, 2019 and 2018, results of operations for the years ended December 31, 2018 and 2017.

Revenues

During the nine-month period ended September 30, 2019, sales increased to $603,382 from 34,534 for the same period in 2018. During the year ended December 31, 2018, sales increased to $35,709 from no revenues last year. The increase in revenues was attributable to revenue generated from the sale and distribution of cannabis from our facility.

Gross Profit

During the nine-months ended September 30, 2019, gross profit increased to $216,322 from $(18,744) last year. The increase in gross profit was attributable to an increase in profit margins. For the fiscal year ended December 31, 2018, our gross profit decreased to ($24,333) from no gross profit last year.

Operating Expenses

●	Professional Fees. During the nine-month period ended September 30, 2019, professional fees decreased to $182,921 from $419,020 for the same period in 2018, largely due to lower legal fees incurred in connection with the application for several permits and fees connected with the Paso Robles operation. During the years ended December 31, 2018 professional fees decreased to $504,356 from $698,359 last year primarily due to a decrease in the number of outside contractors.
●	Stock-Based Compensation. During the nine-month period ended September 30, 2019, stock-based consulting expense decreased to $596,535 from $5,718,100, largely due to decreased issuance of stock and warrants to compensation professional consultants providing services in connection with establishing our Paso Robles operation. During the year ended December 31, 2018, stock-based consulting expense increased to $7,129,551 from zero last year, largely due to issuance of stock and warrants to compensation professional consultants providing services in connection with establishing our Paso Robles operation.
●	General and Administrative. During the nine-month period ending September 30, 2019, general and administrative increased to $343,085 from $228,955 for the same period in 2018. The increase was due to additional hiring of sales and administrative personnel. During the year ended December 31, 2018, general and administrative expenses increased to $289,036 from $69,915 last year. The increase in general and administrative expenses was due to the increase in the use of outside contractors for development of its Coachella property.

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Other Income (Expense)

●	Interest expense. During the nine-month period ended September 30, 2019, interest expense increased to $670,355 from $503,260 the same period in 2018, primarily due to the issuance of new loan instruments. During the year ended December 31, 2018, interest expense increased to $747,814 from $474,451 last year, primarily due to the issuance of new loan instruments.
●	Stock-based legal settlement. During the year ended December 31, 2018 we settled a litigation claim in exchange for the issuance of stock with a fair value of $2,727,800.
●	Loss on settlement of debt. During the nine-month period ended September 30, 2018, our loss on settlement of debt was $0.00 due to settlement of our debt exceeding the carrying value of our debt instrument. During the year ended December 31, 2017, our loss on settlement of debt was $35,700 due to settlement of our debt exceeding the carrying value of our debt instrument.
●	Gain on change in derivative liability. During the year ended December 31, 2017, we recognized an unrealized gain on the change in the fair value of our derivative liability attached to certain convertible debt instruments.

Net Loss

As a result of these factors, during the nine-month period ended September 30, 2019, our net loss decreased to ($1,278,924) from ($9,735,29) for the same period in 2018. As a result of these factors, during the year ended December 31, 2018, our net loss increased to ($11,592,864) from ($1,199,385) last year.

During the nine-month period ended September 30, 2019, our net loss attributable to shareholders decreased to ($1,173,249) from ($9,735,290) last year. As a result of these factors, during the year ended December 31, 2018, our net loss increased to ($11,592,864) from ($1,199,385) last year.

Liquidity and Capital Resources

Capital

Since inception, we have financed our operations through a combination of debt and equity (including the private placement of our common stock). As of September 30, 2019, our capital deficit was $22,769,979 as compared to a deficit of $21,608,838 as of December 31, 2018. Our current networking capital position is not sufficient to meet our future annual operating and platform development costs without addition sources of liquidity including debt and equity capital.

We have sustained significant an accumulated earnings deficit totaling $22,769,979 as of September 30, 2019, which raises doubt about our ability to continue as a going concern. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

While our operations have commenced, and we have begun to realize some revenues and have reported our first profitable quarter ending September 30, 2019, we cannot predict the time at which revenue will continue to exceed our operating expenses and result in net income and positive cash flow. We anticipate that in addition to this offering there might be a need to raise capital through additional private placement equity issuances in other established public stock exchanges if so required. There is presently no agreement in place that will guarantee financing, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our Company and our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our common stock.

In management’s view, given the nature of the Company’s operations, the most relevant financial information relates primarily to current liquidity, solvency and planned development expenditures. The Company’s financial success will be dependent upon the extent to which it can complete development, distribution and sale of its cannabis products via our subsidiaries and/or operations. Such development may take longer than expected and the amount of resulting revenue, if any, is difficult to determine. The value of our common stock is dependent upon many factors beyond our control, including cannabis consumption and regulatory trends.

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We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than us.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our eSports business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy.

Cash Flows from Operating Activities

For the nine months ended September 30, 2019, net cash used in operations was $616,268 primarily due to recurring operating losses as a development stage company as compared to $1,112,600 in the same period in 2018. For the year ended December 31, 2018, net cash used in operations was $791,901 primarily due to recurring operating losses as a development stage company as compared to $174,734 in the same period the year before.

Cash Flows from Investing Activities

For the nine months ended September 30, 2019, net cash used in investing activities was $590,426 as compared to $510,296. The increase in net cash used in investing activities was due to higher fixed asset purchases during the nine-month period. For the year ended December 31, 2018, net cash used in investing activities was $510,296 as compared to no expenditures in the same period the year before.

Cash Flows from Financing Activities

For the nine months ended September 30, 2019, net cash provided by financing activities was $1,184,067 as compared to $1,515,250. The decrease in net cash provided by financing was due to a reduction in debt and equity issuances. For the year ended December 31, 2018, net cash used in financing activities was $1,217,250 as compared to $287,600 last year. The increase in net cash provided by financing activities was due to higher debt and equity issuances in connection with the financing of our cannabis facility.

12-Month Plan of Operation

Our 12-month plan is to raise additional capital to support the completion of the build out phase and begin operation at the Estrella Ranch facility and expand operation on the adjacent Estrella nursery operation. Our key planned activities and milestones to achieve our 12-month plan of operation includes the following:

●	Continue build-out for Estrella Ranch and nursery
●	Continue the application process for required local and state permits for Estrella Ranch
●	Finalize and submit architectural and environmental reports for city council application process
●	Apply state license as addition to the already issued minor use permit for Estrella nursery operations
●	Negotiate and finalize agreements with 3rd party operators for Estrella Ranch
●	Expand 7X Pure testing operations
●	Enter 7XPure Private Label agreements
●	Begin Livewire/7X Pure marketing campaigns
●	Expand GHC Ventures statewide distribution system

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Going Concern

The Company sustained continued operating losses during the years ended December 31, 2018 and 2017. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms if at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements included in our December 31, 2018 Form 10-K. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the year ended December 31, 2018 and the quarter ended September 30, 2019 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

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BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

LiveWire has been operating in the health and wellness industry for several years and specializes in identifying and monetizing current and future trends in the health and wellness industry. The Company is focused on specialty real estate acquisitions, licensing and management of fully compliant turnkey production facilities for cannabis operations and services. The Company currently operates under a permit for the cultivation of its products in Coachella, California, a Statewide distribution license from the Bureau of Cannabis Control California and a Minor Use Permit for its location in Paso Robles via its wholly owned subsidiary GHC Ventures, LLC. The Company works with, and/or plans to acquire carefully vetted cannabis operators, will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate. The Company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act

Together with its subsidiaries, the Company is pursuing a vertically integrated Weedery business model for high-quality handcrafted products, enter strategic alliances and seek the cooperation of the most experienced operators in the cannabis industry to accelerate development and revenue generation. After carefully vetting several potential partners the Company has entered into the first definitive Agreement with an experienced agricultural company and highly specialized cannabis grower, QDG Agricultural. QDG has begun to design, construct and manage all necessary buildouts required for phase one of a self-sustained scalable growth operation within the constraints of the Paso Robles property. QDG is establishing a regenerative plant environment in strict compliance with the rules that LiveWire has established for all operators on the Ranch. QDG uses state of the art technology and science executed by professionals with 20 years of experience, the QDG system is proven to be cost effective and scalable, offering a 100% organic “tractor-less farming”. QDG will provide marketable cannabis strains as allowed per California Laws under a unique profit-sharing model between the parties involved.

The Company is also in the process of establishing research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The advanced product development and subsequent commercialization potentially arising out fo these research projects will take advantage of the growing and maturing, further legalized cannabis industry, accelerated by the advancing legalization and increasing public acceptance in California and throughout the country.

The company is lead by a team of entrepreneurs, experienced operators and cannabis industry experts as well as scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products throughout California. The Company continues to strategically align itself with carefully selected growers and sellers in the industry to become a fully vertically integrated company that will satisfy the growing demand for high-quality and carefully tested products in the California cannabis market and to expand its operations nationwide as soon as Federal legislation permits. LiveWire will manage the real estate, complete all permitting processes and obtain and maintain (through its subsidiaries) all operating permits.

Development Stage Company

We are an early stage development company and starting to implement core parts of our business plan. We have no operating history in the cannabis industry, and no history of earnings or profits. We are in the early stages of establishing customers or means to generate positive cash flow from operations. We have no experience in addressing the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the cannabis market. There can be no assurance that we will be successful in addressing these risks and the failure to do so in any one area could have a material adverse effect on our business, prospects, financial condition and results of operations. There is no assurance that our business will be a success.

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Our ability to continue as a going concern and to ensure adequate working capital is dependent upon achieving profitable operations or upon obtaining sufficient additional financing in future debt and equity offerings. These factors may cast significant doubt on our ability to continue as a going concern. Our strategic business plan includes successfully executing the following objectives:

●	Make special purpose real estate acquisitions to establish, license and manage fully compliant turnkey production facilities cannabis cloning, nursery and extraction operations.
●	Manage licensed and fully compliant special purpose cannabis manufacturers
●	Receive approval on submitted application for Estrella Ranch operational permit
●	Continue to integrate auxiliary LiveWire operations on Estrella Ranch as the Central Operation Hub.
●	Establish Estrella Ranch “Estate Grown Weedery” as the leading “hand-crafted” Nationwide cannabis brand.
●	Expand distribution network throughout California
●	Up list to OTCQB
●	Enter into consulting agreements with experts in plant genetics and modern horticulture technology in the cannabis industry
●	Establish a team of innovators to commence with leading-edge research to explore the application of cannabinoid products in several underserved medical sectors
●	Enter strategic alliances with research teams with highly recognized and published experts and/or institutions in their respective fields
●	Pursue small research studies designed to document safety, dosage and efficacy of various combinations of CBD/THC and terpene profiles
●	Expansion into the sports and cosmetics markets for CBD or THC infused products with different dosage combinations of fragrances and herbs are currently being tested developed for licensing
●	Continuation of developing a proprietary “7xPure Compliance & Dosage Verification System” to be developed into an industry “Gold Standard”

While the Company is expanding its best efforts in this regard, our ability to successfully execute the above business development objectives and the ultimate outcome of these matters cannot be predicted at this time.

The Cannabis Industry and Regulation

Industry Overview

The U.S. cannabis market is still very fragmented and populated mainly by many small, poorly managed and underfunded companies. The worldwide market is as fragmented as the U.S. market and is not clearly dominated by one or two large companies, thus creating significant opportunities for well-structured companies that are sufficiently funded and will be able to operate globally. While still in a turbulent development phase, the Cannabis industry is continuing to consolidate, and several companies have entered into joint ventures or have been acquired, re-organized or strategically aligned their business models and are expected to lead to cohesive growth.

There are three basic operating segments within the cannabis industry:

●	Cannabis nursery and distributors - Cannabis nursery and distributors set up greenhouses or indoor facilities where they cultivate plants, which they harvest and then process into products that are distributed to dispensaries, which ultimately sell as permitted by law.
●	Cannabis-focused biotechnology innovation - Cannabis-focused biotechnology companies develop medicines like prescription drugs that are made from the chemical ingredients of cannabis (known as cannabinoids).
●	Ancillary products and services providers - Ancillary products and services providers support the other types of cannabis businesses by providing products and services that are needed to do business. These products and services can range from consulting and administrative services to distribution to fertilizers, hydroponics (growing plants in water), and lighting systems used in cannabis cultivation.

Cannabis Regulatory Developments

In December 2018, hemp became an official agricultural commodity with the passage of the Farm Act. Although there are still FDA restrictions on hemp-derived CBD as an additive in ingestible products and topical products marketed as therapeutic rather than cosmetic, several major U.S. retailers are now selling non-ingestible forms of hemp-derived CBD. Emerging on shelves today, consumers are likely to see topical products like lotions, oils, balms and creams that are infused with hemp-derived CBD. And despite the FDA pronouncements, some suppliers and retailers are already selling ingestible forms of hemp-CBD, as well as several states that have passed their own laws allowing CBD in ingestibles.

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There are 34 US states, districts or territories that have legalized some form of cannabis use. Congress now allows states to set their own medical marijuana and hemp policies, without interfering from a Federal level. In December 2018, the Farm Bill was signed into law. Under section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of the USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally run program. This system of shared regulatory programming is similar to options states had in other policy areas such as health insurance marketplaces under the Affordable Care Act, or workplace safety plans under OSHA—both of which had federally-run systems for states opting not to set up their own systems. Non-cannabis hemp be a highly regulated crop in the United States for both personal and industrial production.

Section 12619 of the Farm Bill removes hemp-derived products from its Schedule I status under the Controlled Substances Act, but the legislation does not legalize CBD generally. CBD, with some minor exceptions, remains a Schedule I substance under federal law. The Farm Bill ensures that any cannabinoid—a set of chemical compounds found in the cannabis plant—that is derived from hemp will be legal, if and only if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, association state regulations, and by a licensed grower. Though many states have adopted their own policies legalizing the sale and manufacture of products containing CBD oil, all other cannabinoids, produced in any other setting, remain a Schedule I substance under federal law and are thus illegal.

While the federal government has not interfered with the legalization laws enacted by state and local governments; however, there remains significant risk that the federal government could pass legislation that could reverse the legalization of cannabis.

Additionally, there are a number of federal and state banking laws and regulations that could continue to make it challenging for cannabis operators to safely and securely process operating revenues and costs.

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Market Opportunity

According to the latest Nielsen Thinking Beyond the Buzz Survey (U.S.) 2019, sales of cannabis and related products are estimated to rise from $8 billion in 2018 to more than $41 billion by 2025; of which Nielsen projects $35 billion will come from marijuana products and the remaining $6 billion from hemp-derived CBD products. These projections by Neilson assume that 75% of the U.S. adult population will have consistent access to legal marijuana by 2025. Hemp-derived CBD estimates assume that ingestible hemp-derived CBD products will be legally available at major retailers and across retail channels.

Cannabis and related products include several derivatives such as consumables, vapes, topicals, and concentrates for use in health and beauty products. Certain cannabis derivative products and can be produced from pot plants, such as derivatives containing tetrahydrocannabinol (THC), cannabidiol (CBD), or hemp oil. THC is the psychoactive cannabinoid that gets users high, whereas CBD doesn’t get users high and is best known for its perceived medical benefits. According to a study conducted by Nielsen in 2018, approximately 48% of cannabis dried flower products sold in 2018 in Colorado, Washington, Nevada, and California was dried flower and the remainder was comprised of vape pens (19%), edibles (11%), and other derivatives (22%).

Apart from the already established states, markets for marijuana usage for medical and recreational purposes are slowly emerging in many other states and all across the world. Additionally, a growing number of states and districts in the U.S. continue towards legalization of cannabis as shown below:

Based on these continuing trends and the fact that additional states will likely expand the legality of Cannabis products, we expect robust growth in the overall U.S. marketplace.

We believe that cannabis should be elevated to its proper place among other legal recreational intoxicants such as fine wines, liquors, beers, cigars, etc. There is a large amount of scientific evidence that supports this philosophy, as well as a growing number of supporters ranging from high-ranking US and foreign politicians to prominent figures in different industries, from medical to entertainment. According to a recent Gallup poll conducted by Pew Research Center as shown below, there continues to be growing support in the U.S. among all generations in support of legalization of cannabis.

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In addition, we believe that legalization will help unlock the phenomenal power of cannabis as a medicinal treatment for numerous ailments from pain and headaches to anxiety and cancer. The first cannabis based medical application, brought to the market by GWC Pharmaceuticals (NASDAQ: GWPH) has just been approved by the FDA. This is expected to have significant positive impact on both, human and veterinarian applications, as indicated by leading opinions in the medical field.

Competition

Global Market

Several countries have legalized cannabis for medicinal purposes at the national level. Canada currently has the largest share of the cannabis market among these countries, with estimated sales of medical cannabis in 2018 of more than $600 million. Germany, and other similarly large countries, are expected to be larger than the Canadian market within the next few years because of its larger population and potential distribution access.

U.S. Market

The legalization of cannabis in the U.S. market represents a blue ocean market and large potential source of tax revenue for state and local governments. Cannabis remains illegal at the federal level in the U.S.; however, approximately 31 states have legalized and/or decriminalized possession of cannabis. Most of these states have approved the use of cannabis for medicinal purposes and a growing number of states permit recreational use. The rise in the number of states that have passed laws that legalize the cultivation and sale of cannabis has increased the number of competitors and competing cannabis brands. According to a recent Nielsen report (U.S. Cannabis Market Pulse Report, 2018) indicates that the number of cannabis brands in the market have increased from 166 to over 2,650 bands over the last five years as show below:

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The largest competitors in the cannabis market are large and well-funded publicly traded companies as shown below:

We believe that successful competitors in the emerging Cannabis market will be those that move away from a fringe, counterculture approach and embrace professional, high-quality product development and superior marketing and distribution protocols; as well as access to debt and capital markets to raise capital to expand operations.

Intellectual Property and Permits

Our intellectual property rights and operational permits are important to our business. We expect to rely on a combination of cannabis licenses, trademarks, trade secret and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our cannabis cultivation and cannabis and related products and related intellectual proprietary. We protect our intellectual property rights in several ways including entering into confidentiality and other written agreements with our employees, customers, consultants and partners to control access to and distribution of our property. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or otherwise develop similar products.

Employees

As of January 28, 2020, we had approximately 1 full-time employees. We engage several consultants and employ temporary employees. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

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Description of Property

All of our property locations are leased either directly by Livewire or via one of its partially owned subsidiaries. We believe we can obtain additional facilities required to accommodate projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that we will be able to do so. The following table presents our or our managed property locations at November 5, 2019 for our U.S. locations:

Entity	Purpose	Location	Lease Expiration Date	Leased Space (in Sqft)	Annual Cost
LiveWire Ergogenics, Inc.	Corporate administration and order fulfillment (1)	1600 N Kraemer Boulevard, Anaheim, California	Month to Month	1,500	$18,000
GHC Ventures, LLC	Cultivation and Distribution (2)	Coachella, California	Month to Month	1,500	$90,000
GHC Ventures, LLC	Cannabis Nursery Cultivation (3)	655 Almond Drive, Paso Robles, California	10 Year Lease	25,000	$15,000
Estrella Ranch Partners, LLC	Ranch Property in development, planned cannabis operations (4)	5165 Estrella Rd Paso Robles, CA, 934465	Mortgage	265 acres	390,000

(1) This property serves as our headquarters and order processing and fulfillment facility; and it has extensive office space and large warehouse areas to permit expansion of operations if required. Part-time employees are used from time-to-time to satisfy order processing requirement.

(2) This property serves as our subsidiary GHC Ventures, LLC’s primary cannabis cultivation and distribution center. Our cannabis cultivation permits were issued by the City of Coachella to our subsidiary GHC Ventures, LLC and those permits are attached to this property.

(3) This property serves as our subsidiary GHC Ventures, LLC’s cannabis nursery. Our minor use permit was issued by the local authorities to our subsidiary GHC Ventures, LLC.

(4) This property has been acquired in May 2019 and is currently under development and will house several licensed third-party operators for a variety of cannabis operations. The property is owned by our subsidiary Estrella Ranch Partners, LLC

Legal Matters

On May 3, 2018, American E Group LLC filed a complaint against LiveWire Ergogenics Inc. for payment of a Convertible Note of $30,000 from November 2015 in the Superior Court of New York. The Company intends to defend the claim rigorously and has hired New York counsel. On June 8, 2018 the Company’s counsel has filed a motion to dismiss the Complaint and all claims with prejudice and extend further relief to the Company. On January 28, 2020, United States District Court Judge Gregory H. Woods of the United States District Court for the Southern District of New York issued an opinion and order in the action entitled, American E Group LLC v. Livewire Ergogenics Inc. (18-civ-3969) that granted Livewire Ergogenics Inc’s (“Livewire”) motion to dismiss all of Plaintiff American E Group’s (“AEG”) claims against Livewire. The Court also denied AEG any attempt to reassert its claims because any attempt to do so would be “futile.” AEG’s dismissed claims sought the recovery of principal and interest and issuance of Livewire stock as consideration for a loan that had been made to the Company. The Court held that AEG’s loan to Livewire was criminally usurious, and therefore, void under New York law. Livewire’s counterclaims against AEG for aiding and abetting breach of fiduciary duty, breach of implied covenant of good faith and fair dealing and civil conspiracy are still pending. Livewire is represented in this lawsuit by Ryan J. Whalen of Gusrae Kaplan Nusbaum PLLC in New York.

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Dividend Policy

We have not declared or paid any dividends on our common stock and we do not anticipate paying dividends in the foreseeable future. We expect to retain future earnings to finance product development, growth, and where appropriate, to pay down debt. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, age, and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Bill Hodson	52	2011	Director and Chief Executive Officer
Michael Corrigan	61	2019	Director
William Riley	45	2019	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

We have a diversified management team and advisory board with long standing experience and relationships in the cannabis and financial industries. We maintain our headquarters in Anaheim, California, and we are managed by our Chairman and CEO, Bill Hodson.

Bill Hodson, Chief Executive Officer. Mr. Hodson is the CEO and the Chairman of the Board of Directors with currently Mr. Hodson being the only director. Mr. Hodson is responsible for the strategic direction of the firm’s development, branding, sales and marketing strategies and leads the development and implementation of the company’s innovative product strategy.

Previously, he was Executive Vice President of LiveWire Sports Group from September 2003 until May 2008. Hodson was responsible for overseeing all of LWSG’s operations, which included the launch of several sports publications and one of the country’s largest sports consumer expos. Prior to LiveWire, he served as Sales Director for Winn Golf Grips and was responsible for building the company’s national sales force and launch of what is now considered the top golf grip in the industry. Most notably, Mr. Hodson has launched a popular kids’ game called “Pogs” which he developed into a notable Domestic and International success.

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Mr. Hodson began his professional career in the securities industry as a stockbroker specializing in early stage nutraceutical and biotechnology companies.

Mike Corrigan, Director. Mr. Corrigan’s practice emphasizes general and SEC representation of emerging high technology and other operating companies. He has been counsel to private and public companies in a broad range of industries, including computer hardware and software, telecommunications, multimedia, action sports, restaurant, entertainment and sporting goods manufacturing. He has assisted these companies with their corporate and partnership organization, private and public financing of debt and equity, mergers and acquisitions, joint ventures, technology licensing, real estate syndication and related commercial arrangements. He has advised owners of these companies on retirement planning and estate planning matters. In addition, Mr. Corrigan has represented several regional investment banking, advisory and management firms in securities and underwriting transactions, as well as compliance matters. Since 2003, Mr. Corrigan’s practice has dealt almost exclusively with small cap publicly traded companies and privately held companies in the process of going public.

Mr. Corrigan moved to California from Colorado in 1980. He attended the University of Denver where he received both a J.D. and M.B.A. degree, was an editor of the Denver Journal of International Law & Policy and clerked at the U.S. Securities & Exchange Commission. He received his undergraduate degree from the University of Notre Dame, where he majored in finance.

Mr. Corrigan is a member of the California bar, a 1988 graduate of the San Diego LEAD program and sits on the Medical Bioethics Committee of Sharp Memorial Hospital. He previously sat on the Board of Directors of the National Kidney Foundation of Southern California, the Board of Directors of United Way/CHAD, the Board of Trustees of the California Ballet Association/The Board of Trustees of the San Diego Repertory Theatre and the Eagle Scout Review Board.

William Riley, Director, Mr. Riley spent most of his career as an institutional trader on the New York Stock Exchange (NYSE) operating out of St. Louis, Missouri. Mr. Riley moved to Las Vegas in 2011 to pursue a career in the residential mortgage banker field. As a registered mortgage broker, he consults on introductions to private investors for various real estate and other projects. Mr. Riley holds a Bachelor of Science from Eastern Illinois University, Charleston, Illinois.

The Advisory Board

The Company has an informal Advisory Board that is available to provide business advice and counseling to the Management Team of the Company. The Advisory Board is appointed by the CEO and does not involve itself in any matters involving corporate governance of the Company.

Kyle Anthony McKay, Master Horticulturist. Mr. McKay will apply 25 years of experience in the cannabis industry to providing extensive cultivation expertise specifically in the cannabis cloning discipline to fill the pipeline of proven and newly developed strains to LiveWire for research purposes. He will identify a variety of cannabis strains in an effort to provide greater efficacy when targeting specific ailments. He possesses over 20 years of experience in the industry and are extremely qualified to guide Livewire’s efforts to become a true force in the cannabinoid health and wellness industry. His expertise in plant genetics and modern horticulture technology has him extremely qualified to render the requisite services to Livewire

Jeff Halloran. Mr. Halloran, a resident of Toronto, Canada, will advise the Company on issues relating to the potential interactions between the US and Canadian cannabis and financial markets. Jeff is an accomplished senior management executive with over 35 years of experience. He has founded and held top positions in large financial and technology firms and has an outstanding record of achievement managing multi-million and billion-dollar programs. Jeff will use his standing in the Canadian markets to provide Livewire with research and advice for potential acquisitions and strategic alliance targets in the burgeoning Canadian cannabis markets. He will also work with the Company’s Analyst to increase market awareness of LiveWire in the Canadian financial markets and demonstrate the opportunity for Canadian companies to enter the US market via strategic alliances with LiveWire

Jimmy Connors. Jimmy Connors is a legendary No.1 tennis player and is considered among the greatest in the history of the sport. He has held the top ATP ratings for a record 160 consecutive weeks from 1974 to 1977 and for a total of 268 weeks throughout his entire career. Connors still holds the Open Era Men’s Single Record consisting of 109 titles, 1,535 matches played with 1,256 wins and he is the only man to ever reach 100 titles. Based on his long and exceptionally prolific career, Connors still holds three prominent Open Era men’s singles records. His titles include eight majors (five US Open, two Wimbledon, one Australian Open), three year-end championships, and 17 Grand Prix Super Series. In 1974, he became the second man in the Open Era to win three majors in a calendar year, and his total career match win rate remains in the top five of the era.

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Matthew Geriak, PharmD, Clinical Pharmacist, Investigational Research Pharmacist. Dr. Geriak is a specialized Pharmacist and has a system-wide position on the Investigational Review Board for Sharp Healthcare, which owns 5 hospitals and various clinics throughout San Diego County. Sharp conducts Drug Research spanning from Phase 1 to 4 Human Research Clinical Trials with the focus in the fields of Oncology, Renal and Heart Transplantations, Septic Shock treatment, Infectious Diseases and Anticoagulation. Mr. Geriak is the primary Investigator for retrospective cohorts in the field of Infectious Diseases.

He also has held positions as a Clinical Pharmacist in the Acute Care department at Scripps Mercy Hospital in San Diego, CA and was an infectious Disease Specialist with Sharp HealthCare in San Diego. His responsibilities were to bring the Antibiotic Stewardship to the next level by developing/mentoring a Pharmacy Residency Infectious Disease Rotation, round with the ID physicians, create antibiotic utilization guidelines for surgical prophylaxis, and provide entity input to the system-wide Antimicrobial Review Committee. He received his education from the University of Southern California

Executive Compensation

Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Bill Hodson	2016	$1,644	$0.00	*			$0.00	$0.00
	2017	$54,665	$0.00	$0.00			$0.00	$0.00
	2018	$50,000	$0.00	*			$0.00	$0.00
	2019	$60,000	$0.00				$0.00	$0.00
Cliff Rusin (resigned)	2016	$0.00	$0.00	$0.00			$0.00	$0.00
	2017	$15,250	$0.00	*			$0.00	$0.00
	2018	$50,000	$0.00	*			$0.00	$0.00
	2019	$0.00	$0.00				$0.00	$0.00

●	In 2016, we issued 14,629,000 shares of common stock to Bill Hodson as compensation for services.
●	In 2017, we issued 10,675,000 shares of common stock to Cliff Rusin as compensation for services.
●	In 2018, we issued 40,000,000 shares of common stock to Bill Hodson and 39,950,000 shares of common stock to Cliff Rusin as compensation for services.

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RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no related party transactions as of the date of this filing.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of February 4, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	54,629,000	Comm	5%
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	75	Preferred C	100%
Cliff Rusin	President (Resigned)	90,625,000	Common	8%

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DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Convertible Preferred Stock

Class B Preferred
Trading symbol:	n/a
Exact title and class of securities outstanding:	Class B Preferred
CUSIP:	n/a
Par or stated value:	$0.0001
Total shares authorized:	10,000	as of date: 2/6.2020
Total shares outstanding:	32,820	as of date: 2/6/2020

Trading symbol:	n/a
Exact title and class of securities outstanding:	Class C Preferred
CUSIP:	n/a
Par or stated value:	$0.0001
Total shares authorized:	75	as of date: 2/6/2020
Total shares outstanding:	75	as of date: 2/6/2020

Series B Preferred

Voting

Each outstanding share of Series B Preferred Stock shall vote with common stock and other Preferred Stock on all matters, having one vote per share.

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Conversion

Each outstanding share of Series B Preferred Stock may be converted, at the option of the holder, into a number of common stock equal to $1.25.

Liquidation Rights

Upon a liquidation event, all shares of Series B Preferred Stock shall automatically convert into common stock per the terms of conversion and shall receive, and thereafter, the holder shall receive their pro rata portion of liquidation provided to all common stock shareholders.

Series C Preferred

Voting

The Class C Preferred Stock is allowed to cast a vote on all matters that the Company’s shareholders are permitted to vote upon, equal to .7% of all outstanding securities that are eligible to vote at the time of such shareholder action for each share of Class B Preferred (.7% X 75 shares = 52.5% of total vote).

Conversion Rights

Each share of Class C Preferred Stock has the right to convert into 8,000 shares of the Company’s common stock.

Liquidation Rights

Each share of Class C Preferred Stock has a liquidation preference of $200 per share.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, New York, 10004, phone 212.509.4000.

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SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 1,319,759,528 outstanding shares of Common Stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about _________________ shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 200,000,000 shares of its Common Stock. The Company will determine a final offer price within 2 days of Qualification which shall be a fixed price between $0.01 and $0.02 totaling 200,000,000 and 100,000,000 shares respectively.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 200,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 365 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 365 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

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VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Articles of Incorporation	2/11/2008
2.2	Bylaws	2/11/2008
2.3	Certificate of Amendment (Name Change to SF Blu Vu, Inc.)	9/6/2009
2.4	Certificate of Designation (Series A Preferred)	9/2/2011
2.5	Certificate of Amendment (Name Change to LiveWire Ergogenics, Inc.)	11/4/2011
2.6	Certificate of Designation (Series B Preferred)	Herewith
2.7	Amendment to Certificate of Designation (Series B Preferred)	2/6/2014
2.8	Certificate of Designation (Series C Preferred)	2/6/2014
2.9	Certificate of Designation (Series D Preferred)	Herewith
2.10	Certificate of Amendment (Increase Authorized)	7/30/2014
2.11	Certificate of Amendment (Increase Authorized)	4/13/2015
3.1	Business Purchase Agreement (Estrella Ranch, LLC)	Herewith
3.2	Business Purchase Agreement (GHC Ventures, LLC)	Herewith
3.3	Bill Hodson Employment Agreement	Herewith
4.1	Form of Subscription Agreement	Herewith
11.1	Consent of Eilers Law Group (Included in 12.1)
12.1	Opinion of Eilers Law Group, P.A. regarding legality of securities covered in Offering*	Herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, California on this 28th day of April 2020.

By:	/s/ Bill Hodson
Bill Hodson, Chief Executive Officer, President, Treasurer Principal Executive Officer Principal Financial Officer Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael L. Corrigan	April 28, 2020
Michael L. Corrigan, Director	Date

/s/ William P. Riley	April 28, 2020
William P. Riley, Director	Date

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